Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-111056 on Form S-8, Registration Statement No. 333-121614 on Form S-4 and Registration Statement No. 333-133889 on Form S-3 of our reports dated February 26, 2007, relating to the financial statements of Whiting Petroleum Corporation (which report expresses an unqualified opinion) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Denver, Colorado
February 26, 2007